CERTIFICATE OF AMENDMENT
                           TO CERTIFICATE OF INCORPORATION
                         OF LONESTAR HOSPITALITY CORPORATION


               LONESTAR HOSPITALITY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware (the "Corporation"), does hereby certify:


               FIRST:   Article IV of  the Certificate of  Incorporation is
          amended as follows:

          By reducing the par value from $.04 to $.01. Accordingly, the first paragraph of Article IV of the Certificate of Incorporation, as amended, is deleted and the following new first paragraph of Article IV is substituted in lieu thereof:

                                     "ARTICLE IV

               That the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be thirty-one million (31,000,000) shares, of which thirty million (30,000,000) shall be of Common Stock each with a par value of one cent ($.01) and one million (1,000,000) shares of Preferred Stock each with a par value of one cent ($.01)."

               The remainder of Article IV regarding the terms of the Preferred Stock and Common Stock shall remain the same.

               SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a consent in writing, including the proposed amendment, was signed by the holders of in excess of a majority of the outstanding Common Stock of the Corporation, which was not less than the minimum number of votes necessary to authorize such an amendment at a meeting at which all members having the right to vote thereon were present and voted, and written notices of such action has been sent to all other stockholders who have not consented in writing to such action.

               THIRD: Said amendment was duly appointed in accordance with the provisions of Section 228 and Section 242 of the General Corporation Laws of the State of Delaware.

               FOURTH: That upon filing of this Certificate of Amendment with the Secretary of State of Delaware (i) each five (5) shares of Common Stock, par value four cents ($.04), previously outstanding on such date of filing shall be deemed to have been for exchanged for one (1) new share of outstanding common stock, par value one cent ($.01); (ii) certificates representing shares of Common Stock previously outstanding on such date of filing shall be exchanged on such date shall be exchanged for new certificates reflecting the one-for-five (1:5) reverse stock split; and (iii) fractional shares shall be rounded up to the nearest whole share.



               IN   WITNESS   WHEREOF,  the   undersigned   have  hereunder
          subscribed our names this 11th day of December, 1995.



                                          /s/ Steven B. Solomon
                                        Steven B. Solomon
                                        President



                                         /s/ Lawrence E. Steinberg
                                        Lawrence E. Steinberg
                                        Secretary